PROSPECTUS SUPPLEMENT                   Filed Pursuant to Rule 424(b)(2) and (c)
(To Prospectus dated January 30, 1998 and
Prospectus Supplements dated February 25, 1998,
October 5, 1998 and December 2, 1998)                 Registration No. 333-44029

                                                                  March 18, 1999

    THIS PROSPECTUS SUPPLEMENT RELATES TO AN EFFECTIVE REGISTRATION STATEMENT
              UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IS
                       SUBJECT TO COMPLETION OR AMENDMENT.


                                 RES-CARE, INC.

                                  $109,360,000

                   6% CONVERTIBLE SUBORDINATED NOTES DUE 2004

                                       AND

                             SHARES OF COMMON STOCK

                        ISSUABLE UPON CONVERSION THEREOF
                                 _______________

     This Prospectus Supplement covers the resale by the listed parties designated under the notation Selling Securityholders on pages 1 through 5 hereof (the "Selling Securityholders"), of up to the aggregate principal amount of 6% Convertible Subordinated Notes Due 2004 (the "Notes") of Res-Care, Inc., a Kentucky corporation (the "Company"), and the resale of shares of Common Stock, no par value per share (the "Common Stock") of the Company issuable upon the conversion thereof (the "Conversion Shares") set forth opposite such Selling Securityholder's name on the Selling Securityholders Table on pages 1 through 5 hereof. The Notes, together with the Conversion Shares were registered pursuant to Registration No. 333-44029. This Prospectus Supplement should be read in conjunction with the prospectus, dated January 30, 1998 as supplemented February 25, 1998, October 5, 1998 and December 2, 1998 (the "Prospectus"), to be delivered with this Prospectus Supplement. All capitalized terms used but not defined in this Prospectus Supplement shall have the meanings given them in the Prospectus.


     Based on information provided to the Company, the total principal amount of Notes held by Selling Securityholders included in this Prospectus Supplement is $300,000. Additional Selling Securityholders or other information concerning the Selling Securityholders may be set forth from time to time in additional prospectus supplements.

     The Notes are convertible at the option of the holder into shares of Common Stock of the Company following the date of initial issuance thereof and prior to maturity, unless previously redeemed or repurchased, at the initial conversion price of $28.2125 per share (equivalent to a conversion rate of 38.7630 shares per $1,000 principal amount of Notes and representing in the aggregate 3,876,296 shares), subject to adjustment in certain events. Pursuant to a 3-for-2 stock split, payable to shareholders of record at the close of business on May 22, 1998, the conversion price as adjusted is $18.8083 per share (equivalent to a conversion rate of $53.1680 shares per $1,000 principal amount of Notes and representing in the aggregate 5,814,454 shares). Interest on the Notes is payable semi-annually on June 1 and December 1 of each year, commencing June 1, 1998.

     The Notes are not redeemable by the Company until December 5, 2000. Thereafter, the Notes will be redeemable, at any time, upon not less than 30 nor more than 60 days notice at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued interest. Upon a Repurchase Event (as defined), each holder of the Notes may require the Company to repurchase all or a portion of such holder's Notes at 100% of the principal amount thereof, together with accrued and unpaid interest to the repurchase date. The Notes are unsecured and subordinated in right of payment in full to all existing and future Senior Indebtedness (as defined) of the Company. See "Description of the Notes."

     The Notes were originally issued by the Company in a private placement on November 21, 1997 to the Initial Purchasers (as defined) and were simultaneously sold by the Initial Purchasers in transactions exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), in the United States to persons reasonably believed to be "qualified institutional buyers" as defined in Rule 144A under the Securities Act and in offshore transactions to persons outside of the United States in reliance on Regulation S under the Securities Act.

     The Selling Securityholders may offer Notes or Conversion Shares from time to time to purchasers directly or through underwriters, dealers or agents. Such Notes or Conversion Shares may be sold at market prices prevailing at the time of sale or at negotiated prices. Each Selling Securityholder will be responsible for payment of any and all commissions to brokers, which will be negotiated on an individual basis.

     The Notes have been designated for trading on the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. The Common
Stock is quoted on the Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "RSCR." On March 17, 1999, the last reported sale price of the Common Stock as reported on Nasdaq was $21.625 per share. The Conversion Shares have been approved for quotation on the Nasdaq National Market. For a description of certain federal income tax consequences to the holders of the Notes, see "Certain Federal Income Tax Consequences."

     The Company will not receive any of the proceeds from the sale of any Notes or Conversion Shares by the Selling Securityholders. Expenses of preparing and filing the registration statement to which this Prospectus relates and all post-effective amendments will be borne by the Company. See "Plan of Distribution" for a description of the indemnification arrangements between the Company and the Selling Securityholders.

                                _______________

     The  information  in  the  table  appearing  under  the  heading   "Selling
Securityholders" in the Prospectus is superseded by the information appearing in the table below:

     (Previously listed Selling Securityholders)

                                                   PERCENTAGE     NUMBER OF                       PERCENTAGE
                                      PRINCIPAL     OF TOTAL      CONVERSION      PERCENTAGE       OF TOTAL
                                       AMOUNT         OUT-        SHARES THAT      OF COMMON     VOTING POWER
                                      OF NOTES      STANDING        MAY BE        STOCK OUT-        AFTER
                                        OWNED         NOTES         SOLD(1)       STANDING(2)    CONVERSION(3)
                                      ---------    ----------    ------------     -----------   ---------------

                 NAME
   Natwest Securities Limited      $ 11,750,000       10.74%       624,724          3.20%            3.20%

   Shepherd Investments               9,250,000       8.46         491,804          2.54             2.54
   International Ltd.

   Bankers Trust International        7,500,000       6.86         398,760          2.06             2.06

   CFW-C, L.P.                        5,500,000       5.03         292,424          1.50             1.50

   Argent Classic Convertible         5,400,000       4.94         287,107          1.51             1.51
   Arbitrage Fund (Bermuda), L.P.

   Froley Revy Investment Co. Inc.    3,500,000       3.20         186,088           *                 *
   Account:  State of Oregon/ SAIF
   Corporation

   Forest Fulcrum Fd, LP              3,125,000       2.86         166,150           *                 *

   Forest Global Convert Ser A-5      2,775,000       2.54         147,541           *                 *

   R2 Investments, LDC                2,450,000       2.24         130,261           *                 *

   AIM Balanced Fund                  2,000,000       1.83         106,336           *                 *

   Commonwealth Life Insurance        2,000,000       1.83         106,336           *                 *
   Company (Teamsters - Camden
   Non-Enhanced)

   Black Diamond Partners, L.P.       1,852,000       1.69          98,467           *                 *

   Black Diamond Ltd.                 1,801,000       1.65          95,755           *                 *

   Lincoln National Convertible       1,715,000       1.57          91,183           *                 *
   Securities Fund

   State Board of Administration of   1,500,000       1.37          79,752           *                 *
   Florida

   Goldman, Sachs & Co.              1,500,000       1.37          79,752            *                 *


                                                         PERCENTAGE      NUMBER OF                       PERCENTAGE
                                             PRINCIPAL    OF TOTAL       CONVERSION      PERCENTAGE       OF TOTAL
                                              AMOUNT        OUT-         SHARES THAT      OF COMMON     VOTING POWER
                                             OF NOTES     STANDING         MAY BE        STOCK OUT-        AFTER
                                               OWNED        NOTES          SOLD(1)       STANDING(2)    CONVERSION(3)
                                             ---------    ----------    ------------     -----------   ---------------
             NAME

   Hudson River Trust Growth &               1,150,000       1.05          61,143             *              *
   Income Account

   Equitable Life Assurance                  1,150,000       1.05          61,143             *              *
   Separate Account Convertibles

   Hudson River Trust Balanced               1,095,000       1.00          58,218             *              *
   Account

   Argent Classic Convertible                1,000,000        *            53,168             *              *
   Arbitrage Fund, L.P.

   Pennsylvania Power & Light Co.            1,000,000        *            53,168             *              *
   Retirement Plan

   Swiss Bank Corporation - London           1,000,000        *            53,168             *              *
   Branch (4)

   Stark International                       1,000,000        *            53,168             *              *

   Memphis Light, Gas & Water                  980,000        *            52,104             *              *
   Retirement Fund

   Hudson River Trust Growth                   820,000        *            43,597             *              *
   Investors

   KA Management Ltd.                          570,000        *            30,305             *              *

   Weirton Trust                               510,000        *            27,115             *              *

   CPR (USA)                                   500,000        *            26,584             *              *

   TQA Vantage Fund, Ltd.                      500,000        *            26,584             *              *

   Dr. Scholl Foundation                       450,000        *            23,925             *              *

   KA Trading L.P.                             430,000        *            22,862             *              *

   Libertyview Plus Fund                       400,000        *            21,267             *              *

   Forest Performance Fund                     300,000        *            15,950             *              *


                                                  PERCENTAGE     NUMBER OF                       PERCENTAGE
                                      PRINCIPAL    OF TOTAL      CONVERSION      PERCENTAGE       OF TOTAL
                                       AMOUNT        OUT-        SHARES THAT      OF COMMON     VOTING POWER
                                      OF NOTES     STANDING        MAY BE        STOCK OUT-        AFTER
                                        OWNED        NOTES         SOLD(1)       STANDING(2)    CONVERSION(3)
                                      ---------   ----------    ------------     -----------   ---------------
              NAME

   Fox Family Portfolio Partnership    300,000        *            15,950             *              *

   TQA Leverage Fund, L.P.             300,000        *            15,950             *              *

   Forest Global Convert Ser B-1       275,000        *            14,621             *              *

   The Frist Foundation                255,000        *            13,557             *              *

   TQA Vantage Plus, Ltd.              200,000        *            10,633             *              *

   Walker Art Center                   195,000        *            10,367             *              *

   Forest Global Convert Ser B-3       175,000        *             9,304             *              *

   LLT Limited (5)                     175,000        *             9,304             *              *

   Highbridge Capital Corp.            160,000        *             8,506             *              *

   Forest Convertible Opportunity      150,000        *             7,975             *              *
   Fund

   Forest Global Convert Ser B-2       125,000        *             6,646             *              *

   Fox Family Foundation               125,000        *             6,646             *              *

   Forest Global Convert Ser B-5       100,000        *             5,316             *              *

   Goldman, Sachs & Co. Employee       100,000        *             5,316             *              *
   Benefit Plan

   Libertyview Fund LLC                100,000        *             5,316             *              *

   United National Insurance            80,000        *             4,253             *              *

   Forest Performance Greyhound         75,000        *             3,987             *              *

   David Lipscomb University            65,000        *             3,455             *              *
   General Endowment

   Forest Global Convert Ser A-1        50,000        *             2,658             *              *

(Selling Securityholders added by Prospectus Supplement dated February 25, 1998)


                                                  PERCENTAGE    NUMBER OF                       PERCENTAGE
                                     PRINCIPAL     OF TOTAL     CONVERSION      PERCENTAGE       OF TOTAL
                                      AMOUNT         OUT-       SHARES THAT      OF COMMON     VOTING POWER
                                     OF NOTES      STANDING       MAY BE        STOCK OUT-        AFTER
                                       OWNED         NOTES        SOLD(1)       STANDING(2)    CONVERSION(3)
                                     ---------    ----------   ------------     -----------   ---------------

             NAME
   Merrill Lynch International Ltd. $6,000,000       5.49        319,008          1.66%           1.66%

   BNP Arbitrage SNC (6)             4,000,000       3.66        212,672          1.11            1.11

   NationsBanc Montgomery            4,000,000       3.66        212,672          1.11            1.11
   Securities LLC (7)

   Donaldson, Lufkin & Jenerette     2,000,000       1.83        106,336           *               *
   Securities Corp.

   Bankers Trust International       1,200,000       1.10         63,801           *               *

   Natwest Securities Limited        1,050,000        *           55,826           *               *

   NHBD L.P.                         1,000,000        *           53,168           *               *

   Argent Classic Convertible          750,000        *           39,876           *               *
   Arbitrage Fund (Bermuda), L.P.

   Colonial Penn Life Insurance Co.    750,000        *           39,876           *               *

   Gleneagles Fund Company             400,000        *           21,267           *               *

   Palladin Overseas Funds Ltd.        350,000        *           18,608           *               *

   Worldwide Transactions Limited      187,000        *            9,942           *               *

   Hudson River Trust Growth &         170,000        *            9,038           *               *
   Income Account

    (Selling Securityholders added by Prospectus Supplement dated October 5, 1998)

   Associated Electric & Gas           300,000        *           15,950           *               *
   Insurance Services Limited

(Selling Securityholders added by Prospectus Supplement dated December 2, 1998)



   Donaldson, Lufkin & Jenerette       500,000       *            26,584          *               *
   Securities Corp.

   SoundShore Opportunity Holding      250,000       *            13,239          *               *
   Fund Ltd.

   Forest Alternative Strategies        50,000       *             2,658          *               *
   Fund B-3


(Additional amounts of Notes added by this Prospectus Supplement)

   Goldman Sachs and Company            200,000      *            10,633          *               *

   Hudson River Trust Growth &          100,000      *             5,316          *               *
   Income Account



    _________________
    *  Less than 1%.
     (1) Assumes conversion of the full amount of Notes held by such holder at the adjusted conversion price of $18.8083 per share; such conversion price is subject to further adjustment as described under "Description of the Notes-- Conversion." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

     (2) Computed in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act and based upon 18,866,811 shares of Common Stock outstanding as of October 31, 1998, treating as outstanding the number of Conversion Shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Notes but not assuming the conversion of the Notes of any other holder. Includes Common Stock, if any, beneficially owned by the holder other than the Conversion Shares.

     (3) The percentage of total voting power after conversion represents the percentage of the voting power each stockholder will have after the conversion based upon 18,866.811 shares of Common Stock outstanding as of October 31, 1998 treating as outstanding the number of Conversion Shares as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Notes but not assuming the conversion of the Notes of any other holder. Includes Common Stock, if any, beneficially owned by the holder other than the Conversion Shares.

     (4) SBC Warburg Dillon Read Inc. acts as investment advisor for Swiss Bank Corporation - London Branch.

     (5) With respect to the principal amount of notes owned, LLT Limited shares beneficial ownership and investment power with Forest Investment Management, L.P.

     (6) BNP Arbitrage SNC owns 5,500 shares of the Company's Common Stock.

     (7) NationsBanc Montgomery Securities LLC participated in the completion of a follow on offering of the Company's Common Stock in April 1997 and the placement of the Notes described herein.

     None of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates except as described above. Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Notes or the Conversion Shares, no estimate can be given as to the amount of the Notes or the Conversion Shares that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes, in transactions exempt from the registration requirements of the Securities Act, since the date on which they provided the information regarding their Notes. Information regarding changes with respect to the Selling Securityholders will be set forth in additional supplements to the Prospectus if and when necessary. See "Plan of Distribution."

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE NOTES AND THE COMMON STOCK OFFERED HEREBY.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                _______________

           The date of this Prospectus Supplement is March 18, 1999